Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

February 4, 2008	For more information:

Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. ADDS IRWIN COHEN TO BOARD OF DIRECTORS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced the appointment of Irwin Cohen to the Company’s board of directors. Mr. Cohen is a retired partner of Deloitte & Touche, LLP where he was most recently the global managing partner of the consumer products, retail and services practice. Prior to that position, he was managing partner of the retail practice in the United States for Deloitte & Touche LLP. He is currently a senior advisor at the Peter J. Solomon Company.

Mr. Cohen’s appointment is effective immediately. He will chair the board’s audit committee. In addition to Stein Mart, Mr. Cohen also is a member of the board of directors of SuperValu Inc.

“We are delighted to welcome Irwin to Stein Mart’s board of directors,” said Jay Stein, chairman of the board. “His extensive knowledge and experience in the retail business will be invaluable to us as we work to re-energize our Company and return value to shareholders.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women and men, as well as accessories, gifts, linens and shoes. For more information, go to www.steinmart.com.

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